Exhibit 14.1

Crown Resources Corporation
Code of Ethics for the Chief Executive Officer and Senior Financial Officer
March 30, 2005

Crown Resources Corporation and its affiliates (the "Company") have adopted this Code of Ethics for the Chief Executive Officer and Senior Financial Officer (the "Code of Ethics"), which apply to its Chief Executive Officer (the "CEO") and its Chief Financial Officer (the "CFO"). Because the equity shares of the Company are publicly traded, and to ensure full, fair, timely and understandable disclosure in the Company's periodic reports filed with the United States Securities and Exchange Commission (the "SEC"), the CEO and CFO are held to ethical standards, which are in addition to any code of business ethics the Company has or may adopt for its employees. These standards are described below:

1.          The CEO and CFO are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports that are required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO and CFO to promptly bring to the attention of the Audit Committee of the Company's Board of Directors (the "Audit Committee") any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities.

2.          The CEO and the CFO shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data; or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

3.          The CEO and the CFO shall promptly bring to the attention of the Company's general counsel (the "General Counsel") or the CEO and to the Audit Committee any information he or she may have concerning any violation of this Code of Ethics or any other code of ethics that the Company has or may adopt by any member of management or other employees who have a significant role in the Company's financial reporting, disclosure or internal controls.

4.          The CEO and the CFO shall promptly bring to the attention of the General Counsel or the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws or regulations applicable to the Company and the operation of its business, by the Company or any agent therefore, or of violation of this Code of Ethics or any other code of ethics the Company has or may adopt.

5.          The CEO and the CFO shall promptly bring to the attention of the General Counsel or the CEO and the Audit Committee any material transaction or relationship that arises and of which he or she becomes aware that reasonably could be expected to give rise to an actual or apparent conflict of interest between a director or senior officer of the Company, on the one hand, and the Company on the other.

6.          The CEO and CFO shall carefully review a draft of each periodic report for accuracy and completeness before it is filed with the SEC.

7.          The CEO and CFO shall establish appropriate systems to ensure that business transactions are recorded on the Company's books in accordance with Generally Accepted Accounting Principles, established Company policies and appropriate regulatory pronouncements and guidelines.

8.          The CEO and CFO shall establish appropriate policies for the protection and retention of accounting records and information as required by applicable law, regulation or regulatory guidelines.

9.          The CEO and CFO shall establish and administer disclosure and financial accounting controls and procedures that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information for the operation of the Company on a safe, sound and accurate basis.

10.         The CEO and CFO will consult with the Audit Committee to determine whether the Audit Committee has identified any weaknesses of concerns with respect to the Company's internal controls.

11.         The CEO and CFO will confirm whether the Company's independent auditors are aware of any material misstatements of omissions in the draft periodic reports, or have any concerns about management's discussion and analysis sections of the periodic reports.

12.         The Board of Directors shall determine, or designate appropriate persons, to determine, appropriate actions to be taken in the event of violations of the Code of Ethics. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or involves repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation of the proper course of action and whether or not the individual in question had committed other violations in the past. Such actions shall (i) be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics and any other code of ethics the Company has or may adopt and shall (ii) include written notices to the individual involved that the Board of Directors had determined that there has been a violation. The actions may include censure by the Board of Directors, demotion or reassignment of the individual involved, suspension with or without pay or benefits (as determined by the Board of Directors) or termination of the individual's employment.